Exhibit 4.11

AMENDMENT NO. 1 TO STOCK PURCHASE WARRANT

This Amendment No. 1 to Stock Purchase Warrant (this “Amendment”) is made and entered into as of April 8, 2010 (the “Amendment Date”), by and among Starfish, LLC (“Starfish”) and Amyris Biotechnologies, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, the Company and Starfish are parties to that certain Stock Purchase Warrant dated March 6, 2008 (the “Warrant”).

WHEREAS, the Company and Starfish desire to amend the Warrant.

NOW, THEREFORE, in consideration of the matters described in the recitals above and the mutual promises, covenants and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

1.      AMENDMENT TO SECTION 1(B) OF WARRANT. The definition of “Exercise Period” set forth in Section 1(b) of the Warrant shall be deleted in its entirety and replaced with the following:

“(b)    “Exercise Period” means the period commencing on the Warrant Issue Date and ending on the date that is the earliest to occur of (x) 5:00 p.m. (prevailing local time at the principal executive office o the Company) on the fifth (5th) anniversary of the Warrant Issue Date, (y) a Change in Control, or (z) one (1) year from the effective date of an initial public offering of the Company’s securities. The settlement of the Warrant is to be made in Warrant Stock and, for the elimination of doubt, the fact that the Warrant Stock delivered on exercise of the this Warrant is not registered under the Securities Act of 1933 will not in any way require you to settle the Warrant otherwise than in Warrant Stock, including, without limitation, that there is no circumstance that would require the Company to net cash settle the Warrant.”

2.      AMENDMENT TO WARRANT: NEW SECTION 3(f). A new Section 3(f) shall be added to the Warrant to read in its entirety as follows:

“(f)    In case all the authorized Series B Preferred Stock of the Company is converted, pursuant to the Articles of Incorporation, as amended from time to time, into Common Stock or other securities or property, or the Series B Preferred Stock otherwise ceases to exist, then, the Holder, upon exercise of this Warrant at any time after such time (the “Conversion Date”), shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon such exercise immediately prior to the Conversion Date (the “Former Number of Shares of Warrant Stock”), the stock and other securities and property which the Holder would have been entitled to receive upon the Conversion Date if the Holder had exercised this Warrant with respect to the Former Number of Shares of Warrant Stock immediately prior to the Conversion Date (all subject to further adjustment as provided in this Warrant).”

3.      NO OTHER AMENDMENTS. Except as expressly set forth above, all of the terms and conditions of the Warrant remain in full force and effect.

4.      GOVERNING LAW. This Amendment shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

5.      COUNTERPARTS; FASCIMILE. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

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IN WITNESS WHEREOF, each of the Company and Starfish has caused this Amendment No. 1 to Stock Purchase Warrant to be executed by its duly authorized representative, each as of the Amendment Date.

AMYRIS BIOTECHNOLOGIES, INC.		STARFISH, LLC

/s/ John Melo		/s/ David Kessler

By:	John Melo	By:	David Kessler

Its:	Chief Executive Officer	Its:	President